IRREVOCABLE WAIVER

This IRREVOCABLE WAIVER (this “Waiver”), dated as of December 20, 2013, is made and entered into by MVP Realty Advisors, LLC (the “Advisor”) in favor of MVP REIT, Inc. (the “Company”).

RECITALS

WHEREAS, the Company has engaged the Advisor as its advisor pursuant to the terms and conditions set forth in an advisory agreement between the Company and the Advisor (as amended from time to time prior to the date hereof, the “Advisory Agreement”);

WHEREAS, pursuant to the Advisory Agreement, including Section 17.6 thereof, the Advisor desires to waive certain rights with respect to the Convertible Shares under Section 8.5 of the Advisory Agreement and the Charter and the property management fees payable to the Advisor as set forth in this Waiver.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Advisor agrees to the following waivers in favor of the Company:

1.           Incorporation of Recitals; Definitions; Effectiveness of Waivers.

1.1           Recitals.  The Recitals are incorporated herein by reference.

1.2           Definitions.  Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them as set forth in the Advisory Agreement.

2.           Convertible Shares.   Effective as of the date hereof, the Advisory hereby irrevocably waives its rights under Section 8.5 of the Advisory Agreement and the Charter to convert the Convertible Shares into shares of common stock of the Company (the “Common Shares”) if and when the Company lists its Common Shares for trading on a national securities exchange.  As a result of the foregoing waiver, the Convertible Shares will convert to Common Shares only if and when: (i) the Company has made total Distributions on the then outstanding Common Shares equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital; or (ii) the Advisory Agreement is terminated or not renewed by the Company (other than for “Cause” as defined in the Advisory Agreement).

3.           Property Management Fees.    Effective as of the date hereof, the Advisor hereby irrevocably waives its rights to receive any property management fees as described in the prospectus with respect to any real property owned that are subject to triple net leases (collectively, the “Excluded Assets”).  From and after the date hereof, all Excluded Assets shall be excluded in determining the property management fees payable to the Advisor.

4.           Miscellaneous.

4.1           Effect of Waiver.  Except as set forth expressly herein, all terms of the Advisory Agreement shall be and remain in full force and effect.

4.2           Binding Nature.  This Waiver shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

IN WITNESS WHEREOF, this Waiver has been duly executed and delivered by the Advisor in favor of the Company as of the day and year set forth below.

ADVISOR:

MVP Realty Advisors, LLC

_/s/ Michael Shustek_____________________
By:
Title: